Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-278400

PROSPECTUS Supplement No. 6

(to the prospectus dated May 22, 2024)

CRITICAL METALS CORP.

Primary Offering of
7,750,000 Ordinary Shares issuable upon exercise of warrants

Secondary Offering of
100,312,567 Ordinary Shares

This prospectus supplement No. 6 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated May 22, 2024 (the “Prospectus”) relating to the issuance of ordinary shares, par value $0.001 per share (“Ordinary Shares”), of Critical Metals Corp. (the “Company”) upon the exercise of the public warrants of the Company (the “Public Warrants”) and the resale from time to time of Ordinary Shares by the selling securityholders (including their donees, pledgees, transferees or other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Report of Foreign Private Issuer filed with the Securities and Exchange Commission on July 25, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On July 25, 2024, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $9.79 per share and $0.38 per warrant, respectively.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 22 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OURSECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 25, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2024

Commission File Number: 001-41973

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

EXPLANATORY NOTE

Amended and Restated Heads of Agreement

On July 19, 2024, Critical Metals Corp (the “Company”) entered into an amended and rested Heads of Agreement (the “Heads of Agreement”) with Rimbal Pty Ltd., a company controlled by geologist Gregory Barnes (“Rimbal”), pursuant to which the Company would acquire an up to a 92.5% interest in the Tanbreez Green Rare Earth Mine (the “Tanbreez Project”). As previously disclosed, the Company has already acquired a 5.55% interest in Tanbreez Mining Greenland A/S (“Tanbreez”) in exchange for the payment of $5 million in cash to Rimbal.

The remaining acquisition of the interest in Tanbreez, which has been structured as a two-stage issuance of the Company’s ordinary shares, par value $0.001 per share (“ordinary shares”), incorporates contingent milestones, including specific exploration expenditure targets to be spent by the Company within a defined period of time. Following the initial investment of the 5.55% interest described above, the Company would acquire an additional 36.45% of Tanbreez in exchange for the issuance of newly issued ordinary shares of the Company (the “Stage 1 Interest”) with a value equal to $90 million at the time of the execution of the original heads of agreement. Subject to the Company first spending an additional $10 million in cash over a period of two years to further development the of the Tanbreez Project, the Company would have the option to acquire an additional 50.5% of Tanbreez in exchange for the issuance of newly issued ordinary shares with a value equal to $116 million at such time (the “Stage 2 Interest”). European Lithium Ltd., the Company’s largest shareholder, will retain its 7.5% ownership in Tanbreez. The closing of the Company’s acquisition of the Stage 1 Interest and the Stage 2 Interest is subject to certain terms and other closing conditions.

The foregoing description of the Heads of Agreement is not complete and is qualified in its entirety by reference to the full text of the Heads of Agreement, a copy of which is furnished herewith as Exhibit 1.1 this Report of Foreign Private Issuer on Form 6-K (this “Form 6-K”). and is incorporated herein by reference.

Closing of Acquisition of Stage 1 Interest

On July 23, 2024, in exchange for the 36.45% interest in Tanbreez described above, the Company issued approximately 8.4 million ordinary shares to Rimbal. This transaction builds on the Company’s previously announced initial acquisition of a 5.55% stake in Tanbreez in exchange for an investment of $5.0 million in Rimbal, increasing the Company’s total interest in Tanbreez to 42%. The ordinary shares were issued to Rimbal in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions set forth in Section 4(a)(2) of the Securities Act.

If the Company invests $10 million in exploration expense in Tanbreez within the next two years, the Company will have the option to increase its stake in Tanbreez to 92.5% by issuing additional ordinary shares to Rimbal with a value equal to $116 million at such time. The closing of the Stage 2 interest in Tanbeez is subject to other customary closing conditions, including additional governmental approvals by the Greenland government. There is no guarantee that the Company’s acquisition of the Stage 2 Interest will occur.

Cautionary Note Regarding Forward Looking Statements

This Form 6-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, without limitation, statements regarding the ability to consummate the Stage 2 acquisition of the Tanbreez Project, the ability to achieve necessary governmental consents to consummate the acquisition of the Stage 2 Interest of the Tanbreez Project, the benefits associated with the acquisition of the Tanbreez Project, the expected rare earth metal supply located in the Tanbreez Project, the ability of the Company to successfully integrate the Tanbreez Project into its existing business plan, the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Form 6-K, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

These forward-looking statements may include statements, among other things, relating to: general economic conditions and conditions affecting the industries in which the Company operates; expansion and other plans and opportunities, including expansion into other strategic assets; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors discussed under the “Risk Factors” section in the Company’s Shell Company Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2024 and in the Company’s proxy statement/prospectus, dated December 27, 2023, as supplemented by that proxy statement/prospectus supplement No. 1, dated February 15, 2024, forming a part of Registration Statement on Form F-4 (File No. 333-268970), as amended, which was declared effective on December 27, 2023. These forward-looking statements are based on information available as of the date of this Form 6-K, and expectations, forecasts and assumptions as of that date, involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Cautionary Note Regarding Estimates of Measured, Indicated and Inferred Mineral Resources

The information herein regarding the possible mineral resources with respect to the Tanbreez Project represent management’s current estimates of such resources. Estimates of the mineral resources at the Tanbreez Project are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geological data obtained from drill holes and other exploration techniques, which may not be indicative of future results. Additionally, the estimates of the Tanbreez Project do not indicate proven or probable reserves as defined by the SEC or the Company’s standards. The estimates are expected to be in compliance with the requirements on the Australian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves, December 2012 (the “JORC Code”) and have not been prepared in accordance with Regulation S-K 1300. Investors should note that the requirements of the JORC Code differ from the requirements of Regulation S-K 1300. A qualified person, as defined in Regulation S-K 1300, has not done sufficient work to classify the estimates as a current estimate of mineral reserves and mineral resources (as defined under Regulation S-K 1300) and, therefore, the Company is not treating the historical estimates of the Tanbreez Project as current compliant mineral reserve and mineral resource estimates. Critical Metals Corp has not been involved in the preparation of such estimates. There is no assurance that any estimates reported under the JORC Code will be the same as the mineral reserve or mineral resource estimates prepared under Regulation S-K 1300 standards. Accordingly, you are specifically cautioned that the estimates of the Tanbreez Project may not be comparable to similar information made public by the Company or other companies subject to the reporting and disclosure requirements under Regulation S-K 1300.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1+	Amended and Restated Heads of Agreement, dated as of July 19, 2024, between Critical Metals Corp and Rimbal Pty Ltd.

+	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Critical Metals Corp.

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Chief Executive Officer and Executive Chairman

Date: July 25, 2024

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